Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-233588) and related proxy statement/prospectus/information statement of Gemphire Therapeutics Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Detroit, Michigan

October 29, 2019